RESOLUTIONS OF
                             THE BOARD OF DIRECTORS
                      OF WORLDWIDE WIRELESS NETWORKS, INC.



          A special meeting of the Board of Directors of Worldwide Networks, Inc., a Nevada corporation (the "Corporation"), was held on May 15, 2000. All members of the Board of Directors were present.


          RESOLVED, that the Board of Directors of the Corporation hereby authorize the issuance of 100,000 common restricted shares, of the Corporation's common stock to The Oxford Group, Inc., as an isolated transaction, under exemption provided by Sections 3 and 4 of the Securities Act of 1933 and applicable state exemptions. These shares Shall have piggy back registration rights for immediate registration on the Corporation's next registration. Said stock is being issued for $350,000; and

          FURTHER RESOLVED, that the Corporation's transfer agent, Standard Registrar & Transfer hereby authorized and directed to issue and aggregate of 100,000 restricted shares of the Corporation's common stock as follows:

             The  Oxford  Group,  Inc.          100,000  shares
             870  East  9400  South
             Sandy,  Utah  84094

          FURTHER RESOLVED, that the proper officers of the Corporation be, and They hereby are, authorized and directed to do all other acts and to Execute and deliver all documents as may be required, necessary or appropriate in the opinion of legal counsel, to carry out the intent of this resolution.

DATED  this  15th  day  of  May  2000.



                                                        ------------------------
                                                                CHARLES C. BREAM



                                                        ------------------------
                                                                  JACK TORTORICE



                                                        ------------------------
                                                                THOMAS J. ROTERT
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